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Exhibit 4.3

State of Utah Department of Commerce Division of Corporations and Commercial Code
I Hereby certify that the foregoing has been filed and approved on the 14th day of May, '93 in the office of this Division and hereby issue this Certificate thereof.		ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF MERIT MEDICAL SYSTEMS, INC.
[SEAL]	KORLA T. WOODS
KORLA T. WOODS Division Director

        Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation does hereby adopt the following Articles of Amendment to its Articles of Incorporation:

        1.     The name of the corporation is MERIT MEDICAL SYSTEMS, INC.

        2.     The text of the Amendment adopted is as follows: The existing Article VII of the Articles of Incorporation is hereby deleted and replaced in its entirety as follows:

ARTICLE VII

LIMITATION OF LIABILITY OF DIRECTORS

        To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.

        Neither any amendment nor repeal of this Article VII, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        3.     The foregoing amendment does not provide for any exchange, reclassification cancellation of issued shares.

        4.     The foregoing amendment was adopted by the shareholders of the corporation on the 15th day of May, 1993.

        5.     The foregoing amendment was approved by the shareholders at a meeting duly called for such purposes as follows:

          a.     The designation of the voting group which voted on the amendment was Common Stock; the number of shares of Common Stock outstanding and the number of votes entitled to be cast at the meeting by the Common Stock voting group was 6,243,808; the number of votes of the Common Stock indisputably represented at the meeting was 4,420,253, and

          b.     the total number of votes cast for the amendment by the Common Stock voting group was 4,121,378, and the total number of votes cast against the amendment by the Common Stock voting group was 282,610.

        DATED this 13th day of May, 1993.

MERIT MEDICAL SYSTEMS, INC., a Utah corporation
By:	/s/ FRED P. LAMPROPOULOS Fred P. Lampropoulos Chief Executive Officer
ATTEST:
By:	/s/ KENT W. STANGER Kent W. Stanger Secretary
STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

        On this 13th day of May, 1993, personally appeared before me, Fred P. Lampropoulos and Kent W. Stanger, whose identity is personally known to me (or proved to me on the basis of satisfactory evidence) and who by me duly sworn (or affirmed), did say that they are the Chief Executive Officer and Secretary, respectively, of Merit Medical Systems, Inc., and that said document was signed by them in behalf of said corporation by authority of its bylaws (or of a Resolution of its Board of Directors), and said persons acknowledged to me that said corporation executed the same.

[SEAL]	/s/ RICHARD BROWN Notary Public A Notary Public Commissioned in Utah
My commission expires

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  Exhibit 4.3
ARTICLE VII LIMITATION OF LIABILITY OF DIRECTORS